Exhibit 99.1

Albany International Reports First-Quarter Results

ROCHESTER, N.H.--(BUSINESS WIRE)--May 2, 2012--Albany International Corp. (NYSE:AIN):

First-Quarter Highlights

  Q1 2012 net income per share was $1.50, including $1.47 per share from discontinued operations principally related to the gain from the January 2012 sale of Albany Door Systems.
  Q1 2012 net income per share from continuing operations was $0.03, including a settlement charge of $0.22 related to the extinguishment of Swedish pension liabilities, foreign currency revaluation losses of $0.12, restructuring costs of $0.01, and favorable income tax adjustments of $0.22.
  Q1 2011 net income per share was $0.54 including income from discontinued operations of $0.11, foreign currency revaluation losses of $0.13 and a favorable income tax adjustment of $0.05.
  Net sales from continuing operations were $188.6 million, a decrease of 8.8 percent compared to Q1 2011.
  Q1 2012 EBITDA from continuing operations was $12.2 million, including the Swedish pension settlement charge of $9.2 million, foreign currency revaluation losses of $5.6 million and restructuring charges of $0.3 million. Q1 2011 EBITDA was $37.9 million, including foreign currency revaluation losses of $5.9 million.
  Including contributions of $60.1 million to fund Company pension plans, net debt declined $70.0 million to $186.0 million.
  The Company has reached an agreement to sell its PrimaLoft® Products business for $38 million.

Albany International Corp. (NYSE:AIN) reported Q1 2012 net income of $47.0 million ($1.50 per share), including $46.2 million ($1.47 per share) from discontinued operations related to the gain from the January 2012 sale of Albany Door Systems.

Q1 2012 income from continuing operations was $0.8 million ($0.03 per share), including a settlement charge of $9.2 million ($0.22 per share) related to the extinguishment of Swedish pension liabilities, foreign currency revaluation losses of $5.6 million ($0.12 per share), restructuring costs of $0.3 million ($0.01 per share), and favorable income tax adjustments of $6.7 million ($0.22 per share). For the first quarter of 2011, net income from continuing operations was $13.4 million ($0.43 per share), including foreign currency revaluation losses of $5.9 million ($0.13 per share) and a favorable income tax adjustment of $1.4 million ($0.05 per share).

Net sales for Q1 2012 were $188.6 million, a decrease of 8.8 percent compared to the first quarter of 2011 (see Table 1). As previously disclosed, the Company combined its Paper Machine Clothing and Engineered Fabrics businesses into a single segment called Machine Clothing (MC).

Table 1
				Impact of	Percent
	Net Sales			Changes	Change
	Three Months ended			in Currency	excluding
	March 31,		Percent	Translation	Currency
(in thousands)	2012	2011	Change	Rates	Rate Effect
Machine Clothing (MC)	$164,288	$188,482	-12.8%	($1,552)	-12.0%
Engineered Composites (AEC)	15,789	11,472	37.6	-	37.6
PrimaLoft® Products	8,476	6,768	25.2	(137)	27.3
Total	$188,553	$206,722	-8.8%	($1,689)	-8.0%

Gross profit was $71.8 million (38.1 percent of net sales) in the first quarter of 2012, compared to $88.8 million (43.0 percent of net sales) in the same period of 2011. The decrease was due to lower net sales and plant utilization in Machine Clothing, where gross profit margins declined from 45.9 percent in 2011 to 41.4 percent in 2012. Q1 2011 gross profit was increased by unusually high production levels due to customer inventory restocking in Machine Clothing.

Selling, technical, general, and research (STG&R) expenses were $61.8 million, or 32.8 percent of net sales, in the first quarter of 2012. STG&R expenses included losses of $1.8 million related to the revaluation of non-functional-currency assets and liabilities. In the first quarter of 2011, STG&R expenses were $61.8 million, or 29.9 percent of net sales, including losses of $2.0 million related to the revaluation of non-functional-currency assets and liabilities.

In addition to the STG&R expenses noted above, the Company recorded a charge of $9.2 million in Q1 2012 representing a pension settlement charge to permanently extinguish the Company’s Swedish pension liability. The settlement required a cash payment of $30.1 million.

As shown in Table 2, operating income was $0.6 million in the first quarter of 2012, compared to $27.0 million for the same period of 2011. Q1 2012 operating income was reduced by the Swedish pension settlement of $9.2 million (included in Unallocated expenses in Table 2), currency revaluation losses of $1.8 million, and restructuring charges of $0.3 million. Q1 2011 operating income was reduced by $2.0 million from currency revaluation losses (see Tables 2 and 3).

Table 2
	Operating Income/(loss)
	Three Months ended
(in thousands)	March 31,
	2012	2011
Machine Clothing	$30,845	$50,271
Engineered Composites	29	(1,043)
PrimaLoft® Products	1,556	1,911
Research expenses	(6,065)	(7,165)
Unallocated expenses	(25,718)	(16,993)
Total	$647	$26,981

Q1 2012 Other expense, net, was $4.5 million, including losses of $3.8 million related to the revaluation of non-functional-currency intercompany balances. Other expense, net, in Q1 2011 was $4.8 million, including losses of $3.9 million related to the revaluation of non-functional-currency intercompany balances.

The Company’s effective income tax rate, exclusive of discrete tax items, was 31 percent for the first quarter of 2012 and the first quarter of 2011. Discrete income taxes recorded in Q1 each year reduced income taxes by $6.7 million in 2012 and $1.4 million in 2011.

Q1 2012 EBITDA from continuing operations was $12.2 million, including the Swedish pension settlement charge of $9.2 million, foreign currency revaluation losses of $5.6 million and restructuring charges of $0.3 million. Q1 2011 EBITDA from continuing operations was $37.9 million, including foreign currency revaluation losses of $5.9 million (see Table 4).

The following table summarizes currency revaluation effects on certain financial metrics:

Table 3
	Income/(loss) attributable
	to currency revaluation
	Three Months ended
(in thousands)	March 31,
	2012	2011
Operating income	($1,768)	($1,985)
Other expense, net	(3,832)	(3,865)
EBITDA from continuing operations	($5,600)	($5,850)

Capital spending for equipment and software was $4.3 million for the first quarter of 2012, and depreciation and amortization related to continuing operations was $16.1 million. For 2012, we currently expect approximately $40-50 million of capital spending and $65 million of depreciation and amortization.

CEO Comments

President and CEO Joseph Morone said, “Q1 2012 was weak for Machine Clothing, and strong for Albany Engineered Composites. The net result was a very disappointing quarter for Albany International.

“The weak Machine Clothing sales at the end of Q4 and beginning of Q1 that we reported in our last earnings release continued through the entire first quarter. Total sales for the quarter finished 12 percent below the previous year’s levels. The seasonal weakness that we had been expecting at the start of the quarter was compounded by greater-than-expected economic weakness in Europe, where sales declined by 17 percent year over year and by 9 percent compared to an already soft Q4. In North America, the market generally held firm; and in Asia, led once again by China, sales grew by 33 percent year over year, and 22 percent sequentially.

“Because of strong Q1 orders and strong shipments at the end of March, we expect Machine Clothing sales to rebound in Q2 to Q2 2011 levels. As for the second half of the year, given the deteriorating economy in Europe, our outlook is more cautious than it was a quarter ago, when we said that we expected full-year performance in 2012 for the Company (and by extension for Machine Clothing) to be comparable to full-year 2011. Unless the European economy strengthens in the second half of the year, we now think a more realistic target is that total Machine Clothing adjusted EBITDA (see Table 4) for quarters two through four of 2012 will be comparable to the equivalent three-quarter period in 2011.

“Our longer term outlook for the Machine Clothing business remains unchanged. Our competitive position, relations with key customers, product portfolio, and R&D pipeline are all strong and getting stronger. We continue to be bullish about our growth potential in China and South America, and in the packaging and tissue grades. On the other hand, we remain concerned about the paper industry overcapacity and weak economic outlook in Europe. Fortunately, we are substantially less exposed to this region than we were even three years ago. The growing markets of Asia, Eastern Europe, and the Middle East represent 25 percent of our total paper machine clothing sales, compared to 24 percent for Western Europe. Three years ago, Western Europe represented 32 percent and the growth regions 13 percent.

“AEC’s Q1 2012 performance was encouraging. The business continues to make very good progress in preparing for the ramp of the LEAP engine and in turning around the operations in Boerne. And its long-term potential continues to grow, as its R&D capabilities and pipeline have strengthened significantly over the past several quarters.

“AEC’s profitability in Q1 was better than we had anticipated because of a lag in those charges associated with the aggressive hiring that we have discussed previously. We still expect $1.5-2.0 million of those hiring costs to hold back profitability over the next three to four quarters. And for a business this young, with so many programs in development and in transition from development to production, there is always the risk of delays and program write-offs that also could hit earnings. Nonetheless, we think that Q1 provides a window into the improving profitability prospects of this business. A year ago, we said that AEC had the potential to hit an annualized revenue run rate of $60 million by the middle of 2012, and that at that level of revenue, it should be at operating income breakeven. AEC hit these targets in Q1, generating $1.4 million of EBITDA (see Table 5). We feel this level of EBITDA should be sustainable at this level of revenue, apart from any one-time charges. As our development programs mature, our rate of increase in fixed costs slows, and productivity continues to improve, we see the potential between now and the 2016 inflection point for the LEAP engine program for AEC revenue to reach roughly $120 million and EBITDA roughly $20 million. After 2016, revenue and EBITDA should grow at a substantially faster clip through the balance of the decade.

“Finally, we reached two important milestones in our efforts to strengthen the balance sheet, simplify our corporate structure, and align ourselves for growth in aerospace composites. Our plans to minimize pension liability in the U.S. and Sweden are now implemented, and a similar plan for our Canadian pension liability should be completed this month. This should contribute roughly $2 million of operating income per quarter starting mid-way through Q2.. And, we have just reached an agreement to sell the PrimaLoft® Products business for $38 million; the transaction should close by the end of this quarter.

“In sum, despite the very weak Q1 sales in Machine Clothing, we expect a rebound in Q2, with overall Company adjusted EBITDA for Q2, and for the aggregate of Q2 through Q4, to be better than that of the comparable periods in 2011. More generally, given our strength in all of the growth sectors of the paper industry, and our declining exposure to the weakening sectors, we remain confident about Machine Clothing’s potential for steady, long-term cash generation. And given the improvement in AEC’s productivity, along with its progress toward the ramp-up of the LEAP engine and the promising growth in its R&D pipeline, our confidence about AEC’s near-term performance is growing even as we solidify its long-term growth prospects. Our primary area of concern, and the primary source of difficulties in Q1, is the weakness in Europe. A further deterioration in the European economy, coupled with the ripple effects this could have on the Asian and North American economies, would put downward pressure on the second half of the year, and make it more difficult to achieve our revised expectations for the remainder of 2012.”

CFO Comments

CFO and Treasurer John Cozzolino commented, “During Q1, the Company completed the sale of Albany Door Systems (ADS). $117 million of the $130 million sale price was received in January, with the remainder expected to be received in July 2013. Net debt declined approximately $70 million as compared to Q4 (see Table 8), due to positive operating cash flow and the infusion of cash from the ADS sale, even after we made $60 million of contributions to the Company’s pension plans. The Company’s leverage ratio, as defined in our primary debt agreements, was 1.31 at the end of Q1, while approximately $200 million was available on our $390 million credit facility.

“In February 2012, the Company disclosed a plan to utilize proceeds from the sale of ADS, as well as excess cash held outside of the U.S., to fund and, in some areas, settle part of our global pension liabilities. To date, significant progress has been made on this plan, which is focused on defined benefit plans in the U.S., Sweden and Canada. Cash was contributed to the U.S. plan in Q1 to fully fund the obligation and the Company expects to permanently settle a large portion of the obligation in Q2. In Sweden, the full pension obligation was extinguished in Q1. In Canada, the plan to fully fund and settle a portion of the pension obligation should be complete in Q2. A total of $60 million in contributions was made in Q1, with an additional $35 million expected in Q2. The extinguishment of the liability in Sweden generated a pension settlement charge in Q1 of approximately $9 million and the Company expects an additional charge in Q2 of $105 to $115 million related to the completion of the plan. When complete, global unfunded pension liabilities should decline to about $30 million.

“The Company’s income tax rate in Q1, exclusive of discrete tax adjustments, was 31 percent, and is expected to remain in the mid-30 percent range in 2012. Income tax expense in Q1 2012 included a benefit of $7 million related to the settlement with the Canadian Revenue Agency (CRA) of reassessment notices for tax years 2001 to 2008. This settlement is expected to result in cash payments of $1.5 million in 2012 as well as the reduction of available tax assets of $2.7 million. Letters of credit of about $50 million in the aggregate, required by the CRA during this process, are expected to be released by the CRA by the end of Q2. Including the utilization of net operating loss carry-forwards and other deferred tax assets, cash paid for income taxes in Q1 2012 was approximately $4 million, and is expected to total $12 to $15 million in 2012.”

The Company plans a webcast to discuss first-quarter 2012 financial results on Thursday, May 3, 2012, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

# # #

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. In addition, the Company’s PrimaLoft® Products is a supplier of high-performance insulation materials for outerwear and home furnishings. Albany International is headquartered in Rochester, New Hampshire, operates 18 plants in 11 countries, employs 4,300 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

This release contains certain items, such as earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA excluding restructuring charges, currency effects, and building sale gains, sales excluding currency effects, effective income tax rate exclusive of income tax adjustments, net debt, and certain income and expense items on a per share basis, that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring costs, or other gains and losses, on operating income or EBITDA can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates Income tax adjustments by adding discrete tax items to the effect of a change in tax rate for the reporting period. The Company calculates its effective income tax rate, exclusive of income tax adjustments, by removing income tax adjustments from total Income tax expense, then dividing that result by Income before tax. The Company calculates EBITDA by adding Interest expense net, Income taxes, Depreciation and Amortization to Net income. EBITDA excluding restructuring charges, foreign currency effects, and building sale gains is calculated by adding to EBITDA, costs associated with restructuring, and then adding or subtracting revaluation losses or gains and subtracting building share gains. The Company believes that EBITDA and EBITDA excluding the effect of such items provide useful information to investors because they provide an indication of the strength and performance of the Company's ongoing business operations, including its ability to fund discretionary spending such as capital expenditures and strategic investments, as well as its ability to incur and service debt. While depreciation and amortization are operating costs under GAAP, they are non-cash expenses equal to current period allocation of costs associated with capital and other long-lived investments made in prior periods. While restructuring expenses, foreign currency revaluation losses or gains, and building sale gains have an impact on the Company's net income, removing them from EBITDA can provide, in the opinion of the Company, a better measure of operating performance. EBITDA is also a calculation commonly used by investors and analysts to evaluate and compare the periodic and future operating performance and value of companies. EBITDA, as defined by the Company, may not be similar to EBITDA measures of other companies. Such EBITDA measures may not be considered measurements under GAAP, and should be considered in addition to, but not as substitutes for, the information contained in the Company’s statements of operations.

The following table contains the calculation of EBITDA from continuing operations and EBITDA (from Continuing Operations and Total Company) excluding restructuring charges, foreign currency revaluation effects, and building sale gains:

Table 4
	Three Months ended
(in thousands)	March 31,
	2012	2011
Income from continuing operations	$834	$13,404
Interest expense, net	4,644	4,776
Income tax (benefit)/expense	(9,379)	3,988
Depreciation and amortization	16,111	15,718
EBITDA from continuing operations	12,210	37,886
Restructuring and other, net	258	34
Foreign currency revaluation (gains) losses	5,600	5,850
Settlement of Swedish pension plan	9,175	-
EBITDA from continuing operations, excluding restructuring charges, foreign currency revaluation effects, and gain on sale of building	$27,243	$43,770

Table 5
AEC EBITDA
(in thousands)	Three months ended
March 31, 2012
Operating income (see Table 2)	$29
Depreciation and amortization	1,405
EBITDA	$1,434

The Company discloses certain income and expense items on a per share basis. The Company believes that such disclosures provide important insight into underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the per share amount for items included in continuing operations by using the effective tax rate utilized during the applicable reporting period and the weighted average number of shares outstanding for the period.

Table 6
Quarter ended March 31, 2012
(in thousands, except per share	Pre-tax		After-tax	Shares	Per Share
amounts)	amounts	Tax Effect	Effect	Outstanding	Effect
Restructuring and other, net from continuing operations	$258	$80	$178	31,309	$0.01
Foreign currency revaluation losses from continuing operations	5,600	1,736	3,864	31,309	0.12
Settlement of Swedish pension plan	9,175	2,413	6,762	31,309	0.22
Discrete income tax benefit from continuing operations	-	6,733	6,733	31,309	0.22

Table 7
Quarter ended March 31, 2011
(in thousands, except per share	Pre-tax		After-tax	Shares	Per Share
amounts)	amounts	Tax Effect	Effect	Outstanding	Effect
Restructuring and other, net from continuing operations	$34	$11	$23	31,223	$0.00
Foreign currency revaluation gains from continuing operations	5,850	1,819	4,031	31,223	0.13
Discrete income tax benefit from continuing operations	-	1,413	1,413	31,223	0.05

The Company defines net debt as total debt minus cash. Management views net debt, a non-GAAP financial measure, as a measure of the Company's ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities. A reconciliation of total debt to net debt as of March 31, 2012, and December 31, 2011, is shown below:

The following table contains the calculation of net debt:

Table 8
(in thousands)	March 31,	December 31,
	2012	2011
Notes and loans payable	$193	$424
Current maturities of long-term debt	30,145	1,263
Long-term debt	296,636	373,125
Total debt	326,974	374,812
Cash	140,925	118,909
Net debt	$186,049	$255,903

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast include, without limitation, statements about future economic and paper industry conditions; sales, EBITDA, adjusted EBITDA, and operating income expectations during the next several quarters in each of the Company’s businesses; revenue growth and income expectations for the Company’s AEC businesses; the amount and timing of capital expenditures, future tax rates and cash paid for taxes; depreciation and amortization, future debt levels and debt covenant ratios; future revaluation gains and losses; balance sheet and income statement impact of the proposed pension settlement plans; and future levels of EBITDA and adjusted EBITDA. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of various businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products. Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect, in some cases.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,

	2012	2011

Net sales	$188,553	$206,722
Cost of goods sold	116,719	117,877

Gross profit	71,834	88,845
Selling, general, and administrative expenses	48,815	47,476
Technical, product engineering, and research expenses	12,939	14,354
Restructuring and other, net	258	34
Pension settlement expense	9,175	-

Operating income	647	26,981
Interest expense, net	4,644	4,776
Other (income)/expense, net	4,548	4,813

(Loss)/income before income taxes	(8,545)	17,392
Income tax (benefit)/expense	(9,379)	3,988

Income from continuing operations	834	13,404

Income from operations of discontinued business	460	4,650
Gain on sale of discontinued business	57,968	-
Income taxes on discontinued operations	12,221	1,321
Income from discontinued operations	46,207	3,329
Net income	$47,041	$16,733

Earnings per share - Basic
Income from continuing operations	$0.03	$0.43
Discontinued operations	1.47	0.11
Net income	$1.50	$0.54

Earnings per share - Diluted
Income from continuing operations	$0.03	$0.43
Discontinued operations	1.46	0.10
Net income	$1.49	$0.53

Shares used in computing earnings per share:
Basic	31,309	31,223
Diluted	31,533	31,384

Dividends per share	$0.13	$0.12

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	March 31,	December 31,
	2012	2011
ASSETS
Cash and cash equivalents	$140,925	$118,909
Accounts receivable, net	152,126	148,849
Inventories	138,299	133,649
Income taxes receivable and deferred	23,724	30,010
Prepaid expenses and other current assets	13,464	13,409
Current assets of discontinued operations	2,596	62,107
Total current assets	471,134	506,933

Property, plant and equipment, net	434,266	439,516
Intangibles	1,021	1,079
Goodwill	77,148	75,469
Deferred taxes	127,362	134,644
Other assets	36,448	22,504
Noncurrent assets of discontinued operations	279	50,783
Total assets	$1,147,658	$1,230,928

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$193	$424
Accounts payable	37,732	33,663
Accrued liabilities	104,989	105,649
Current maturities of long-term debt	30,145	1,263
Income taxes payable and deferred	7,010	8,766
Current liabilities of discontinued operations	2,675	20,946
Total current liabilities	182,744	170,711

Long-term debt	296,636	373,125
Other noncurrent liabilities	127,993	185,648
Deferred taxes and other credits	61,066	71,529
Noncurrent liabilities of discontinued operations	-	14,065
Total liabilities	668,439	815,078

Commitments and Contingencies	-	-

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share;
authorized 100,000,000 shares;
issued 36,585,004 in 2012 and 36,540,842 in 2011	37	37
Class B Common Stock, par value $.001 per share;
authorized 25,000,000 shares;
issued and outstanding 3,236,098 in 2012 and 2011	3	3
Additional paid in capital	391,611	391,495
Retained earnings	465,016	422,044
Accumulated items of other comprehensive income:
Translation adjustments	(6,244)	(19,111)
Pension and post retirement liability adjustments	(110,480)	(118,104)
Derivative valuation adjustment	(2,804)	(2,594)
Treasury stock (Class A), at cost 8,479,487 shares in 2012 and 2011	(257,920)	(257,920)
Total shareholders' equity	479,219	415,850
Total liabilities and shareholders' equity	$1,147,658	$1,230,928

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31
	2012	2011
OPERATING ACTIVITIES
Net income	$47,041	$16,733
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	14,345	14,133
Amortization	1,786	2,177
Noncash interest expense	405	196
Change in long-term liabilities, deferred taxes and other credits	(58,415)	(2,213)
Provision for write-off of property, plant and equipment	(477)	41
(Gain) on disposition of assets	(57,968)	(428)
Excess tax benefit of options exercised	(3)	(14)
Compensation and benefits paid or payable in Class A Common Stock	837	340

Changes in operating assets and liabilities, net of business divestitures:
Accounts receivable	3,368	1,856
Inventories	(3,912)	(8,372)
Prepaid expenses and other current assets	(1,616)	(3,270)
Accounts payable	6,174	2,248
Accrued liabilities	(1,815)	(5,433)
Income taxes payable	1,956	3,698
Other, net	(383)	(644)
Net cash (used in)/provided by operating activities	(48,677)	21,048

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(4,309)	(4,919)
Purchased software	(30)	(1,047)
Proceeds from sale of assets	-	1,701
Proceeds from sale of discontinued operations, net of expenses	112,573	-
Net cash provided by/(used in) investing activities	108,234	(4,265)

FINANCING ACTIVITIES
Proceeds from borrowings	9,000	640
Principal payments on debt	(57,242)	(7,017)
Proceeds from options exercised	189	109
Excess tax benefit of options exercised	3	14
Dividends paid	(4,069)	(3,744)
Net cash (used in) financing activities	(52,119)	(9,998)

Effect of exchange rate changes on cash and cash equivalents	14,578	8,432

Increase in cash and cash equivalents	22,016	15,217
Change in cash balances of discontinued operations	-	4,376
Cash and cash equivalents at beginning of period	118,909	117,925
Cash and cash equivalents at end of period	$140,925	$137,518

CONTACT:
Albany International Corp.
Investors:
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media:
Susan Siegel, 518-445-2284
susan.siegel@albint.com